Exhibit 1.1
Hanmi Financial Corporation
Up to 100,000,000 Shares of Common Stock, $0.001 par value per share
PLACEMENT AGENCY AGREEMENT
June 16, 2010
Cappello Capital Corp.
As Placement Agent
100 Wilshire Boulevard
Suite 1200
Santa Monica, California 90401
Ladies and Gentlemen:
     Hanmi Financial Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated in this Placement Agency Agreement (this “Agreement”) and the Subscription Agreement in the form of Exhibit A attached hereto (the “Subscription Agreement”) to be entered into with the investors identified therein (each, an “Investor” and collectively, the “Investors”), to issue and sell up to an aggregate of 100,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including 50,000,000 shares of Common Stock initially in the best efforts public offering plus that number of shares of Common Stock not subscribed for in the rights offering to be conducted by the Company concurrently with the best efforts public offering, which could be up to 50,000,000 shares of Common Stock depending on the number of shares subscribed for in the rights offering by the Company’s stockholders (collectively, the “Offering”). The Company hereby confirms its agreement with Cappello Capital Corp. (the “Placement Agent”) to act as its exclusive Placement Agent in connection with the offer and sale of the Shares as set forth below. The Shares are more fully described in the Prospectus (as defined below).
     1. Agreement to Act as Placement Agent; Delivery and Payment. On the basis of the representations, warranties and agreements of the Company herein contained, and subject to the terms and conditions set forth in this Agreement:
          (a) The Company hereby engages the Placement Agent, as the exclusive agent of the Company, to, on commercially reasonable best efforts basis, solicit offers to purchase Shares from the Company on the terms and subject to the conditions set forth in the Subscription Agreement and Prospectus. The Placement Agent shall use commercially reasonable best efforts to assist the Company in obtaining performance by each Investor of the purchase the Shares, but the Placement Agent shall not, except as otherwise provided in this Agreement, have any liability to the Company in the event any such purchase is not consummated for any reason. Under no circumstances will the Placement Agent or any of its affiliates be obligated to underwrite or purchase any of the Shares for its own account or otherwise provide any financing. The Placement Agent shall act solely as the Company’s agent and not as principal. The Placement Agent shall not have any authority to bind the Company with respect to any prospective offer to purchase Shares and the Company shall have the sole right to accept offers to purchase Shares and may reject any such offer, in whole or in part. The Placement Agent shall have the right, in its discretion reasonably exercised, with consent of the Company to reject any offer to purchase the Shares received by it, in whole or in part, and any such rejection shall not be deemed a breach of this Agreement.
          (b) As compensation for services rendered by the Placement Agent hereunder, on the Closing Date (as defined below), the Company shall pay or cause to be paid to the Placement Agent by wire transfer of immediately available funds to an account or accounts designated by the Placement Agent, the cash compensation and the issuance of certain warrants (collectively, the “Compensation”) agreed upon by and between the Company and the Placement Agent specifically relating to the Placement Agent’s offer and sale of the Shares pursuant to that certain Engagement Letter dated January 15, 2010 and as amended on May 20, 2010 (the “Engagement Letter”).
          (c) The Shares are being sold to the Investors at a price of $1.20 per share (the “Purchase Price”) as set forth on the cover page of the Prospectus. The purchases of Shares by the Investors shall be evidenced by the execution of the Subscription Agreement by each of the parties thereto in the form attached hereto as Exhibit A.
          (d) Prior to the earlier of (i) the date on which this Agreement is terminated and (ii) the Closing Date, the Company shall not, without the prior written consent of the Placement Agent, solicit or accept offers to purchase Shares of the Company otherwise than through the Placement Agent in accordance herewith.
          (e) No Shares which the Company has agreed to sell pursuant to this Agreement and the Subscription Agreement shall be deemed to have been purchased and paid for, or sold by the Company, until such Shares shall have been delivered to the Investor purchasing such Shares against payment therefor by such Investor. If the Company shall default in its obligations to deliver Shares to an Investor whose offer it has accepted, the Company shall indemnify and hold the Placement Agent harmless against any loss, claim, damage or liability directly or indirectly arising from or as a result of the default by the Company in accordance with the procedures set forth in Section 6(c) hereof.
          (f) Payment of the purchase price for, and delivery of the Shares shall be made at a closing (the “Closing”) at the offices of Manatt, Phelps & Phillips, LLP, counsel to the Company, at 11355 West Olympic Boulevard, Los Angeles, California 90064, at 10:00 a.m., local time, on the third business day after the Escrow Release Date (as defined below) or at such other time and date as the Placement Agent and the Company shall mutually determine (such date of payment and delivery being herein referred to as the “Closing Date”). Escrow Release Date shall mean for purposes of this Agreement, the earlier of (i) when the Company has received total subscriptions in the Offering for at least 87,500,000 of the offered shares, representing $105,000,000 in gross proceeds to the Company, or (ii) the closing of the transaction with Woori Finance Holdings, Ltd., (“Woori”) pursuant to that certain Securities

Purchase Agreement by and between the Company and Woori dated May 25, 2010 (the “Woori SPA”). Unless otherwise specified in the applicable Subscription Agreement, the Shares will be settled through the facilities of The Depository Trust Company’s DWAC system. Subject to the terms hereof, payment of the purchase price for the Shares shall be made to the Company in the manner set forth below by Federal Funds wire transfer to an account designated by the Company, against delivery of the Shares to such persons and shall be registered in the name or names and shall be in such denominations as the Investors may request at least two business day before the Closing Date. Payment of the purchase price for the Shares to be purchased by Investors shall be made by such Investors directly to the Company. Subject to the terms and conditions hereof, on the Closing Date, the Company shall pay to the Placement Agent the cash portion of the Compensation, issue the warrants that are a part of the Compensation and reimburse the Placement Agent for the amount of expenses for which such Placement Agent is entitled to reimbursement, all in accordance with the Engagement Letter. At least two business days prior to the Closing Date, the Placement Agent shall submit to the Company its bona fide estimate of the amount of expenses for which the Placement Agent is entitled to reimbursement pursuant to the Engagement Letter. As soon as reasonably practicable after the Closing Date, the Placement Agent shall submit to the Company its expense reimbursement invoice and the Company or the Placement Agent, as applicable, shall make any necessary reconciling payment(s) within thirty days of receipt of such invoices.
     2.1 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Placement Agent as of the date hereof, and as of the Closing Date, the following:
          (a) Filing of Registration Statement. The Company has prepared and filed, in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the published rules and regulations thereunder (the “Rules and Regulations”) adopted by the Securities and Exchange Commission (the “Commission”), a registration statement, including a prospectus, on Form S-3 (File No. 333-163206), which became effective as of November 30, 2009, which provide for the offering of Common Stock and other securities of the Company, including the Offering of the Shares, from time to time in accordance with Rule 415(a)(1)(x) of the Rules and Regulations, and such amendments thereof as may have been required to the date of this Agreement. The term “Registration Statement” as used in this Agreement means the aforementioned registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Securities Act, (the “Effective Time”), including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein and (ii) any information in the corresponding Base Prospectus (as defined below) or a prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act, to the extent such information is deemed pursuant to Rule 430A (“Rule 430A”), 430B (“Rule 430B”) or 430C (“Rule 430C”) under the Securities Act to be a part thereof at the Effective Time. For purposes of this Agreement, all references to the Registration Statement, the Base Prospectus, any Preliminary Prospectus (as defined below), the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). All references in this Agreement to amendments or supplements to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to mean and include the subsequent filing of any document under the Exchange

Act and which is deemed to be incorporated therein by reference therein or otherwise deemed to be a part thereof.
          (b) Effectiveness of Registration Statement; Certain Defined Terms. The Company and the transactions contemplated by this Agreement meet the requirements and comply with the conditions for the use of Form S-3 under the Securities Act. The Company has complied, to the Commission’s satisfaction, with all requests of the Commission for additional or supplemental information. No stop order preventing or suspending use of the Registration Statement, any Preliminary Prospectus or the Prospectus or the effectiveness of the Registration Statement has been issued by the Commission, and no proceedings for such purpose pursuant to Section 8A of the Securities Act against the Company or related to the Offering have been instituted or are pending or, to the Company’s knowledge, are contemplated or threatened by the Commission, and any request received by the Company on the part of the Commission for additional information has been complied with. As used in this Agreement:
          (i) “Base Prospectus” means the prospectus included in the Registration Statement at the Effective Time.
          (ii) “Disclosure Package” means (i) the Statutory Prospectus (as defined below) and (ii) the pricing and other information as set forth on Exhibit B hereto, all considered together.
          (iii) “Preliminary Prospectus” means any preliminary prospectus supplement, subject to completion, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act for use in connection with the offering and sale of the Shares, together with the Base Prospectus attached to or used with such preliminary prospectus supplement.
          (iv) “Prospectus” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act in the form furnished by the Company to the Placement Agents for use in connection with the offering and sale of the Shares that discloses the public offering price and other final terms of the Shares, together with the Base Prospectus attached to or used with such final prospectus supplement.
          (v) “Statutory Prospectus” means the Preliminary Prospectus, if any, and the Base Prospectus, each as amended and supplemented immediately prior to the date hereof, including any document incorporated by reference therein and any prospectus supplement.
          (c) Contents of Registration Statement. The Registration Statement complied when it became effective, complies as of the date hereof and, as amended or supplemented, at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) in connection with any sale of Shares (the “Prospectus Delivery Period”), will comply, in all material respects, with the requirements of the Securities Act and the Rules and Regulations; the Registration Statement did not, as of the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, provided, that the Company makes no representation or warranty in this paragraph with respect to statements in or omissions from the Registration Statement in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agent specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agent’s Information (as defined in Section 7 hereof).
          (d) Contents of Prospectus. The Prospectus will comply, as of the date that it is filed with the Commission, the date of its delivery to Investors and at all times during the Prospectus Delivery Period, in all material respects, with the requirements of the Securities Act; at no time during the period that begins on the date the Prospectus is filed with the Commission and ends at the end of the Prospectus Delivery Period will the Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, that the Company makes no representation or warranty with respect to statements in or omissions from the Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agent specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agent’s Information.
          (e) Incorporated Documents. Each of the documents incorporated or deemed to be incorporated by reference in the Registration Statement, at the time such document was filed with the Commission or at the time such document became effective, as applicable, complied, in all material respects, with the requirements of the Exchange Act, were filed on a timely basis with the Commission and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (f) Disclosure Package. The Disclosure Package did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representations or warranty in this paragraph with respect to statements in or omissions from the Disclosure Package in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agent specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agent’s Information.
          (g) Distributed Materials; Conflict with Registration Statement. Other than the Base Prospectus, any Preliminary Prospectus and the Prospectus, the Company has not made, used, prepared, authorized, approved or referred to and will not make, use, prepare, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Shares other than any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act.

          (h) Not an Ineligible Issuer. At the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 (“Rule 405”) under the Securities Act.
          (i) Due Incorporation. Each of the Company and its Subsidiaries (as defined below) is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in material violation of any of the provisions of its respective certificate or articles of incorporation or bylaws or other similar organizational documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, fact, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with any other event, fact, circumstance or occurrence, results or would reasonably be expected to result in a material adverse change in or a material adverse effect over a commercially reasonable period on the (i) financial condition, results of operations, business, operations, business assets or regulatory status of the Company and its Subsidiaries, taken as a whole; (ii) legality, validity or enforceability of this Agreement, or (iii) ability on the part of the Company or the Placement Agent to consummate the transactions contemplated by this Agreement and to perform in any material respect its obligations under this Agreement within the time frames provided for in this Agreement, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (A) effects resulting from or relating to the announcement or disclosure of the sale of the Shares or other transactions contemplated by this Agreement, (B) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement, (C) changes in the generally accepted accounting principles or regulatory accounting principles generally applicable to banks or their bank holding companies in the United States or Korea, as the case may be, (D) changes in applicable laws, rules and regulations or interpretations thereof by any Governmental Entity (as defined below), except for such changes which would reasonably be expected to have the effect of making illegal the consummation of the transactions contemplated hereby, (E) general changes in global or national economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, equity markets, commodity prices, currency exchange rates, bank failure rates, sovereign debt defaults, capital market conditions or real estate price appreciation/depreciation trends, or in the industries in which the Company and its subsidiaries operate, other than significant, sustained, reasonably unanticipated and materially adverse changes in economic conditions in the United States or Korea, which changes would reasonably be expected to have the effect of making commercially impractical consummation of the transactions contemplated hereby, (F) changes in global or national political conditions, including the outbreak or escalation of war, acts of terrorism or civil unrest, other than significant, sustained, reasonably unanticipated and materially adverse changes in such conditions in the United States or Korea, which changes would reasonably be expected to have the effect of making commercially impractical consummation of the transactions contemplated hereby, (G) the entering into by the Company or any of its Subsidiaries or the continuation (on substantially the same or similar terms) of any Regulatory Agreement (as defined below) and any future classifications, guidance, directives or other supervisory actions

(which are reasonably foreseeable based on the current arrangements or agreements) that are related to the Company’s or any of its Subsidiaries’ financial condition as of the date of this Agreement, in and of itself, (H) any failure by the Company to meet any public estimates (disclosed to the public in compliance with applicable laws and consistent with past practice) or expectations or analysts estimates or expectations of the Company’s financial condition, results of operations or other measures of financial performance for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its financial condition, results of operations, or other measures of financial performance, (I) the results of operations and cash flow for the period ended, and changes in the financial condition and shareholders equity of the Company at June 30, 2010, (J) any legal proceedings (other than a permanent injunction or order that prohibits the consummation of the transactions contemplated hereby) made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of this Agreement or any of the transaction contemplated hereby or (K) failure to consummate the transactions contemplated by the Woori SPA. For purposes of this Agreement, “Subsidiary” means those entities identified on Schedule 2(j). For purposes of this Agreement, “Governmental Entity” means any governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations
          (j) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those subsidiaries listed on Schedule 2(j) and has indicated therein which Subsidiaries would constitute a “significant subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the Commission (“Company Significant Subsidiary”). The Company owns, directly or indirectly, all of the capital stock of each Company Significant Subsidiary, free and clear of any and all Liens (other than Permitted Liens), and all the issued and outstanding shares of capital stock of each Company Significant Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character whatsoever providing for the purchase or issuance of any Company Significant Subsidiary’s capital stock or any securities representing the right to purchase or otherwise receive any shares of such Company Significant Subsidiary’s capital stock. Except in respect of the Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. Hanmi Bank, the Company’s principal subsidiary (“Hanmi Bank”), is (A) duly organized and validly existing as a banking institution chartered by the State of California, (B) in good standing with the Department of Financial Institutions of the State of California (“CDFI”), (C) a member bank of the Federal Reserve System and (D) its deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due. For purposes of this Agreement, “Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, hypothecation, charge, security interest, right of first refusal, right of first offer, preemptive right or other restrictions of any kind. For purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes (as defined below) and other governmental charges and assessments arising in the ordinary course that are not yet due and payable, (ii) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property that are, individually or in the aggregate, (A) not material in amount or (B) do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection. For the purposes of this Agreement, the term “Tax” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem stamp, transfer, gains or value added; license, registration and documentation fees, and customs’ duties, tariffs, and similar charges.
          (k) Due Authorization and Enforceability. The Company has the full corporate power and authority to enter into this Agreement, and the Subscription Agreement, and to perform and discharge its obligations hereunder and thereunder; and each of this Agreement and the Subscription Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity (whether applied in equity or in law).
          (l) The Shares. The issuance of the Shares has been duly and validly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of this Agreement and the Subscription Agreement, will have been duly and validly issued and will be fully paid and nonassessable, will not be subject to any statutory or contractual preemptive rights or other rights to subscribe for or purchase or acquire any shares of Common Stock of the Company, which have not been waived or complied with and will conform in all material respects to the description thereof contained in the Disclosure Package and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same. On the Closing Date, all stock transfer or other Taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold hereunder will be, or will have been, fully paid or provided for, by the Company, and all laws imposing such taxes will be or will have been fully complied with.
          (m) Capitalization. The information set forth under the caption “Capitalization” in the Statutory Prospectus (and any similar sections or information, if any, contained in the Disclosure Package) is fairly presented on a basis consistent with the Company’s financial statements. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus under the caption “Description of Capital Stock” (and any similar sections or information, if any, contained in the Disclosure Package). The issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws. None of the outstanding shares of Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase or acquire any securities of the Company. Other than those described in the Prospectus and the Disclosure Package or as set forth herein, there are no

(i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, other than those issued or granted pursuant to equity or incentive plans or arrangements described in the Prospectus and the Disclosure Package; (ii) material outstanding debt securities, notes or other instruments evidencing indebtedness of the Company or by which the Company is bound carrying the right to vote on any matters on which the stockholders of the Company may vote; (iii) agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act; (iv) outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (v) securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; and (vi) stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement of the Company.
          (n) No Conflict. The execution, delivery and performance by the Company of this Agreement, and Subscription Agreement and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale by the Company of the Shares, do not and will not (i) subject to the approval of the Stockholders Proposals, conflict with or violate any provisions of the Company’s or any Company Significant Subsidiary’s certificate or articles of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Company; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiaries or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any note, bond, mortgage indenture deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Company Significant Subsidiaries is subject; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no stockholders agreements, voting agreements or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s stockholders. For purposes of this Agreement, “Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Exchange Act Rule 3b-7) of the Company or its Company Significant Subsidiaries, after reasonable due inquiry, which, for the avoidance of doubt, shall include executive officers of the Company and Hanmi Bank. For purposes of this Agreement, “Stockholder Proposals” mean proposals submitted for approval of the Company’s stockholders relating to (i) the amendment to the Company’s certificate of incorporation to increase the authorized number of common stock to 500 million shares and (ii) the transactions contemplated in the Woori SPA.
          (o) No Consents Required. No approval, authorization, consent or order of or filing, qualification or registration with, any Governmental Entity, which has not been made,

obtained or taken and is not in full force and effect, is required in connection with the execution, delivery and performance of this Agreement, and the Subscription Agreement by the Company, the issuance and sale of the Shares or the consummation by the Company of the transactions contemplated hereby or thereby other than (i) as may be required under the Securities Act, (ii) any necessary qualification of the Shares under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered by the Placement Agent, (iii) under the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) or (iv) the NASDAQ Global Market.
          (p) Registration Rights. There are no contracts, agreements or understandings between the Company and any person granting such person the right (other than rights which have been waived in writing in connection with the transactions contemplated by this Agreement or otherwise satisfied) to require the Company to register any securities with the Commission.
          (q) Independent Accountants. KPMG, LLP, whose reports on the consolidated financial statements of the Company are incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package, is (i) an independent public accounting firm within the meaning of the Securities Act, (ii) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)), and (iii) to the Company’s Knowledge, not in violation of the auditor independence requirements of the Sarbanes-Oxley Act.
          (r) Financial Statements. The financial statements of the Company, together with the related schedules and notes thereto, set forth or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects (i) the financial condition of the Company as of the dates indicated and (ii) the consolidated results of operations, stockholders’ equity and changes in cash flows of the Company for the periods therein specified; and such financial statements and related schedules and notes thereto have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, and are in conformity with United States generally accepted accounting principles, consistently applied throughout the periods involved (except as otherwise stated therein and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments). There are no other financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement, the Prospectus or the Disclosure Package; and the Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement, the Disclosure Package and the Prospectus; and all disclosures contained in the Registration Statement, the Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10(e) of Regulation S-K under the Securities Act, to the extent applicable, and present fairly the information shown therein and the Company’s basis for using such measures.
          (s) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and

15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no material changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s Knowledge, in other factors that could affect the Company’s internal controls.
          (t) Accounting Controls. Except as set forth on Schedule 2(t), the Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, its Subsidiaries or, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices.
          (u) Absence of Material Changes. Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Disclosure Package, and except as may be otherwise stated or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company, which is material to the Company, (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, (v) any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants), or material change in the short-term debt or long-term debt of the Company (other than upon conversion of convertible indebtedness) or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options under the Company’s stock option plans existing on the date hereof) of the Company.
          (v) Legal Proceedings. There are no legal or governmental actions, suits, claims or proceedings (each, an “Action”) pending or, to the Company’s Knowledge, threatened or contemplated to which the Company is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any Governmental Entity or before or by any self-regulatory organization or other non-governmental regulatory authority which are required to be described in the Registration Statement, the Disclosure Package or the Prospectus or a document incorporated by reference therein and are not so described therein, or which, singularly or in the aggregate, if resolved adversely to the Company, would reasonably be likely to result in a Material Adverse Effect or prevent or materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby. Neither the Company nor any Company Significant Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
          (w) Regulatory Agreement. Except as set forth on Schedule 2(w) (each, a “Regulatory Agreement”), the Company or the Company Significant Subsidiary (i) has not received, consented to, or entered into any notice, communication, memorandum, agreement or order of any applicable Governmental Entity directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company and (ii) is not aware of any basis for any unresolved violation of any applicable Governmental Entity with respect to any Regulatory Agreement which if resolved in a manner adverse to the Company could reasonably be expected to have a Material Adverse Effect.
          (x) CRA Compliance. Each of the Company and each Company Significant Subsidiary, as applicable, is in compliance, in all material respects, with the applicable provisions of the CRA (as defined below), and, as of the date of this Agreement, the Company has received a CRA rating of “satisfactory” or better from the applicable Governmental Entity. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances that would cause the Company to fail to comply with such provisions in a manner that could reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “CRA” means the Community Reinvestment Act of 1977 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          (y) Loan Loss Reserves. Each of the reserve and allowances for possible loan losses and the carrying value for real estate owned which are shown on the financial statements of the Company included in the SEC Reports (as defined below) has been established in conformity with all applicable requirements, rules and policies of applicable Governmental Entities and complies with GAAP applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such financial statements.
          (z) Regulatory Permits. Each of the Company and the Company Significant Subsidiaries possesses or has applied for all certificates, authorizations, licenses, franchises, permits, orders and approvals issued or granted by the appropriate Governmental Entities necessary to conduct its business as currently conducted, except where the failure to possess such certificates, authorizations, licenses, franchises, permits, orders and approval, individually or in the aggregate, has not and would not reasonably be expected to have, a Material Adverse Effect (“Material Permits”), and neither the Company nor any of the Company Significant Subsidiaries has received any written notice of proceedings relating to the revocation or material adverse modification of any such Material Permits and (ii) to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation or material adverse modifications of any Material Permits.
          (aa) Material Contracts. Except for the Material Contracts, the Company and its Subsidiaries are not party to any agreements, contracts or commitments that are material to the business, financial condition, assets or operations of the Company and its Subsidiaries that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act. Neither the Company nor any of its Subsidiaries is in material default under or in material violation of, nor to the Company’s Knowledge, has received written notice of termination or default under any Material Contract. For purposes of this Agreement, “Material Contract” means any contract of the Company that was filed as an exhibit to the SEC Reports pursuant to Item 601(b)(10) of Regulation S-K.
          (bb) No Violation. The Company is not in breach or violation of or in default (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, or constitute a default) (i) under the provisions of its charter or bylaws (or analogous governing instrument, as applicable) or (ii) in the performance or observance of any term, covenant, obligation, agreement or condition contained in any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company is a party or by which any of them or any of their properties may be bound or affected, or (iii) in the performance or observance of any statute, law, rule, regulation, ordinance, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, except, with respect to clauses (ii) and (iii) above, to the extent any such contravention has been waived or would not reasonably be expected to result in a Material Adverse Effect.
          (cc) Investment Company. Neither the Company nor any of the Company Significant Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).
          (dd) No Price Stabilization. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors, affiliates or controlling persons has taken or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in, or which has constituted or which might reasonably be expected to constitute the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.
          (ee) Good Title to Property. The Company has good and marketable title to all property (whether real or personal) material to the business of the Company and described in the Registration Statement, the Disclosure Package and the Prospectus as being owned by it, in each case free and clear of all Liens (other than Permitted Liens), except such as are described in the Registration Statement, the Disclosure Package and the Prospectus and those that would not, individually or in the aggregate materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company. All of the property described in the Registration Statement, Disclosure Package and the Prospectus as being held under lease by the Company is held thereby under valid, subsisting and enforceable leases, without any liens, restrictions, encumbrances or claims, except those that, individually or in the aggregate, are not material and do not materially interfere with the use made and proposed to be made of such property by the Company.
          (ff) Intellectual Property Rights. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and Company Significant Subsidiaries owns or possesses the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, software, databases, know-how, Internet domain names, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, and other intellectual property (collectively, “Intellectual Property”) necessary to carry on their respective businesses as currently conducted, and as proposed to be conducted and described in the Disclosure Package and the Prospectus, and the Company is not aware of any claim to the contrary or any challenge by any other person to the rights of the Company or any Company Significant Subsidiary with respect to the foregoing except for those that could not reasonably be expected to have a Material Adverse Effect. The Intellectual Property licenses described in the Disclosure Package and the Prospectus are, to the Company’s Knowledge, valid, binding upon, and enforceable by or against the parties thereto in accordance to their terms. The Company has complied in all material respects with, and is not in breach nor has received any asserted or threatened claim of breach of, any Intellectual Property license, and the Company has no Knowledge of any breach or anticipated breach by any other person to any Intellectual Property license. To the Company’s Knowledge, the Company’s Intellectual Property does not infringe or conflict with any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other Intellectual Property or franchise right of any person. To the Company’s Knowledge, the Company has not received notice of any material claim against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person. To the Company’s Knowledge, the Company has taken all reasonable steps to protect, maintain and safeguard its rights in all Intellectual Property, including the execution of appropriate nondisclosure and confidentiality agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the businesses as currently conducted.
          (gg) No Labor Disputes. No labor problem or dispute with the employees of the Company exists, or, to the Company’s knowledge, is threatened or imminent, which would reasonably be expected to result in a Material Adverse Effect. The Company is not aware that any key employee or significant group of employees of the Company plans to terminate employment with the Company. To the Company’s Knowledge, no executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement. The Company has not engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company and (C) no union representation dispute currently existing concerning the employees of the Company and (ii) to the Company’s knowledge, (A) no union organizing activities are currently taking place concerning the employees of the Company and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of the Company except as would not reasonably be expected to have a Material Adverse Effect.
          (hh) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company (i) has timely filed all necessary federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefore) that have been required to be filed and (ii) is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company is contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the Registration Statement, the Disclosure Package and the Prospectus. The Company does not have any tax deficiency that has been or, to the Company’s Knowledge, is reasonably likely to be asserted or threatened against it that would reasonably be expected to result in a Material Adverse Effect.
          (ii) ERISA. The Company is in compliance in all material respects with all presently applicable provisions of ERISA; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to adversely affect the qualified status of any such pension plan.
          (jj) Compliance with Environmental Laws. The Company (i) is in compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of human health and safety or the environment which are applicable to their businesses (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business; and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (kk) Insurance. The Company and each of the Company Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be commercially reasonable in the businesses and locations in which the Company and the Company Significant Subsidiaries are engaged. To the Company’s Knowledge, the Company and its Company Significant Subsidiary will be able to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.
          (ll) Contracts; Off-Balance Sheet Interests. There is no document, contract, permit or instrument, or off-balance sheet transaction of a character required by the Securities Act or the Rules and Regulations to be described in the Registration Statement or the Disclosure Package or to be filed as an exhibit to the Registration Statement or document incorporated by reference therein, which is not described or filed as required. The contracts described in the immediately preceding sentence to which the Company is a party have been duly authorized, executed and delivered by the Company, constitute valid and binding agreements of the Company, are enforceable against and by the Company in accordance with the terms thereof and are in full force and effect on the date hereof except as would not reasonably be expected to have a Material Adverse Effect.
          (mm) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company on the one hand and the directors, officers, stockholders, customers or suppliers of the Company or any of their affiliates on the other hand, which is required to be described in the Registration Statement, the Disclosure Package and the Prospectus or a document incorporated by reference therein and which has not been so described.
          (nn) Brokers Fees. Except as disclosed in the Disclosure Package, there are no contracts, agreements or understandings between the Company and any person (other than this Agreement) that would give rise to a valid claim against the Company or the Placement Agent for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Shares.
          (oo) Forward-Looking Statements. No forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in either the Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.
          (pp) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received written notice from the NASDAQ Global Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the NASDAQ Global Market. The Company’s Common Stock is listed on the NASDAQ Global Market, and to the Company’s Knowledge, the Company and its Common Stock meet the criteria for continued listing and trading on the NASDAQ Global Market.
          (qq) Sarbanes-Oxley Act. The Company, and to its Knowledge, all of the Company’s directors or officers, in their capacities as such, is in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Commission. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it with the Commission. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
          (rr) Statistical or Market-Related Data. Any statistical, industry-related and market-related data included or incorporated by reference in the Registration Statement, the Prospectus or the Disclosure Package, are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate, and such data agree with the sources from which they are derived.
          (ss) Money Laundering Laws. To the Company’s Knowledge, the operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending, or to the Company’s Knowledge, threatened against the Company.
          (tt) OFAC. Neither the Company nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any affiliate, joint venture partner or other person or entity, which, to the Company’s Knowledge, will use such proceeds for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
          (uu) Exchange Act Requirements. The Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act during the preceding 12 months (except to the extent that Section 15(d) requires reports to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act, which shall be governed by the next clause of this sentence); and the Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act since December 31, 2007 (the “SEC Reports”), except where the failure to timely file could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
     On or prior to the date of this Agreement, the Company shall deliver to the Placement Agent a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed to be an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     Previously Disclosed. “Previously Disclosed” means (i) information set forth in the Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which, on its face is reasonably apparent to a reader that it relates to another provision of this Agreement and (ii) information publicly disclosed by the Company in the SEC Reports filed by it with or furnished to the Commission and publicly available on or prior to the Closing Date (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are predictive or forward-looking in nature).
     Any certificate signed by any officer of the Company and delivered to each Placement Agent or to counsel for the Placement Agents in connection with the offering of the Shares shall be deemed a representation and warranty by the Company to each Placement Agent and the Investors as to the matters covered thereby.
     2.2 Representations and Warranties of the Placement. The Placement Agent represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
          (a) The Placement Agent is registered as a broker-dealer under applicable federal and state law, is a member in good standing of FINRA and has met and will continue to meet all registration, licensing, financial and reporting requirements it is required to meet under applicable foreign, federal and state laws and regulations in order to provide the services the Placement Agent has agreed to provide, or that the Placement Agent contemplates that it will provide, to the Company under this Agreement or otherwise in connection with the offering of Shares.
          (b) This Agreement has been duly authorized, executed and delivered by the Placement Agent and constitutes a valid, legal and binding obligation of the Placement Agent except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity (whether applied in equity or in law).
     3. Covenants.
          (a) The Company covenants and agrees with each Placement Agent as follows:
          (i) Reporting Obligations; Exchange Act Compliance. The Company will file: (i) each Preliminary Prospectus, if any, and the Prospectus with the Commission within the time periods specified by Rule 424(b) and Rules 430A, 430B or 430C under the Securities Act, as applicable, in forms approved by the Placement Agent and (ii) all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus during the Prospectus Delivery Period.
          (ii) Continued Compliance with Securities Law. If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will (i) promptly notify the Placement Agent so that any use of the Disclosure Package may cease until it is amended or supplemented and (ii) amend or supplement the Disclosure Package to correct such statements or omission. If, during the Prospectus Delivery Period, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus to comply with the Securities Act, the Company will (A) promptly notify the Placement Agent of such event and (B) promptly prepare and file with the Commission and furnish, at its own expense, to the Placement Agent and, to the extent applicable, the dealers and any other dealers upon request of the Placement Agent, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. If at any time any securities or other governmental authority (including, without limitation, the Commission) of any jurisdiction shall issue any order suspending the effectiveness of the Registration Statement, the Company will make every reasonable effort to obtain the withdrawal of such order at the earliest possible moment.
          (iii) Issuer Free Writing Prospectuses. The Company will (i) not make any offer relating to the Shares that would constitute a “free writing prospectus” (as defined in Rule 405 under the Securities Act) required to be filed by the Company with the Commission under Rule 433 under the Securities Act unless the Placement Agent approves its use in writing prior to first use (each, a “Permitted Free Writing Prospectus”); provided that the prior written consent of the Placement Agent shall be deemed to have been given in respect of any electronic road show, (ii) treat each

Permitted Free Writing Prospectus as an “Issuer Free Writing Prospectus”, (iii) comply with the requirements of Rules 164 and 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including the requirements relating to timely filing with the Commission, legending and record keeping and (iv) not take any action that would result in the Placement Agent or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Placement Agent that the Placement Agent otherwise would not have been required to file thereunder. The Company will satisfy the conditions in Rule 433 under the Securities Act to avoid a requirement to file with the Commission any electronic road show.
          (iv) Conflicting Issuer Free Writing Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the Shares or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company promptly will notify the Placement Agent and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agent specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agent’s Information.
          (v) Blue Sky Laws. The Company will promptly take or cause to be taken, from time to time, such actions as the Placement Agent may reasonably request to qualify the Shares for offering and sale under the state securities, or blue sky, laws of such states or other jurisdictions as the Placement Agent may reasonably request and to maintain such qualifications in effect so long as the Placement Agent may request for the distribution of the Shares, provided, that in no event shall the Company be obligated to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to file a general consent to service of process in any jurisdiction or subject itself to taxation as doing business in any jurisdiction. The Company will advise the Placement Agent promptly of the suspension of the qualification or registration of (or any exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.
          (vi) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares in the manner set forth in the Registration Statement, the Disclosure Package and the Prospectus under the heading “Use of Proceeds.”
          (vii) Stabilization. The Company will not take directly or indirectly any action designed, or that might reasonably be expected to cause or result in, or that will constitute, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.
          (viii) Earnings Statement. As soon as practicable, the Company will make generally available to holders of its securities and deliver to the Placement Agent, an earnings statement of the Company (which need not be audited) covering a period of at least 12 months beginning after the date of the filing of the Prospectus with the Commission that will satisfy the provisions of Section 11(a) of the Securities Act and the Rules and Regulations.
          (ix) Transfer Agent. The Company shall engage and maintain, at its expense, a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Shares.
          (x) Listing. The Company shall use its best efforts to cause the Shares to be listed for quotation on the NASDAQ Global Market at the Closing Date and to maintain such listing.
          (xi) Investment Company Act. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Shares in such a manner as would require the Company to register as an investment company under the Investment Company Act.
          (xii) Sarbanes-Oxley Act. From the data hereof until the Closing Date, the Company will use commercially reasonable best efforts to comply with the Sarbanes Oxley Act.
          (xiii) Periodic Reports. From the data hereof until the Closing Date, the Company will use commercially reasonable best efforts to file with the Commission such periodic and special reports as required by the Securities Act and Exchange Act
          (xiv) Foreign Jurisdictions. The Company acknowledges that offers and sales of the Shares in the Offering in foreign jurisdictions, including Korea, if any, will be made only upon written request by the Company. The Placement Agent shall have no obligation to offer or sell the Shares in any foreign jurisdiction, including Korea, unless and until all applicable laws and regulations are complied with, as well as relevant filings are made, in such foreign jurisdictions, and the Company shall bear all expenses and fees associated with compliance with all applicable laws and regulations, as well as the making of the relevant filings, in such foreign jurisdictions.
          (b) The Placement Agent covenants and agrees with the Company as follows:
          (i) The Placement Agent will not provide any service or engage in any activity, and it will use its commercially reasonable efforts to not permit any of its employees, agents, representatives or affiliates to provide any service or engage in any activity, whether pursuant to this Agreement or otherwise in connection with the sale of the Shares, for which it does not have in effect all registrations, licenses and approvals necessary to cause that service or activity to comply with applicable foreign, federal and state laws and regulations.
          (ii) The Placement Agent agrees that any employees, agents or representatives of any of the Placement Agent’s affiliates that provide any services to the Company under this Agreement or otherwise in connection with the sale of the Shares will be considered, for purposes of the Placement Agent’s agreements, representations, warranties and obligations under this Agreement to also be employees, agents, or representatives of the Placement Agent.
          (iii) Notwithstanding anything contained in this Agreement to the contrary, the terms and conditions of the sale of the Shares as described in the Disclosure Package and the Prospectus shall control the conduct of the sale of the Shares, and neither the Placement Agent nor any of its respective employees, agents, representatives or affiliates shall take any action in connection with the sale of the Shares contrary to those terms and conditions.
          (iv) In connection with or during the course of the sale of the Shares, neither the Placement Agent nor any employee, agent, representative or affiliate of the Placement Agent will provide any information to any Investor or potential Investor other than the information contained in the Disclosure Package and Prospectus.
     4. Conditions of Placement Agent’s Obligations. The obligations of the Placement Agent hereunder and the Investors under the Subscription Agreement are subject to the following conditions:
          (a) Filings with the Commission. Each Issuer Free Writing Prospectus, if any, and the Prospectus shall have been filed with the Commission within the applicable time period prescribed for such filing by, and in compliance with, the Rules and Regulations and in accordance with this Agreement.
          (b) No Stop Orders. Prior to the Closing: (i) no stop order suspending the effectiveness of the Registration Statement or any part thereof, preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus or any part thereof shall have been issued under the Securities Act and no proceedings for that purpose or pursuant to Section 8A under the Securities Act shall have been initiated or threatened by the Commission, (ii) no order suspending the qualification or registration of the Shares under the securities or blue sky laws of any jurisdiction shall be in effect and (iii) all requests for additional information on the part of the Commission (to be included or incorporated by reference in the Registration Statement, the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Placement Agent. On or prior to the Closing Date, the Registration Statement or any amendment thereof or supplement thereto shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and neither the Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus or any amendment thereof or supplement thereto shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
          (c) Action Preventing Issuance. No action shall have been taken and no law, statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would prevent the issuance or sale of the Shares or materially and adversely affect or potentially materially and adversely affect the business or operations of the Company or any Company Significant Subsidiary; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued which would prevent the issuance or sale of the Shares or materially and adversely affect or potentially materially and adversely affect the business or operations of the Company.
          (d) Material Adverse Change. Subsequent to the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package, (i) the Company has not sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Action, otherwise than as set forth in the Disclosure Package, (ii) there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants, shares issued pursuant to the rights offering or shares issued to Woori pursuant to the Woori SPA, if any), or material change in the short-term debt or long-term debt of the Company (other than upon conversion of convertible indebtedness) or any material adverse change, in or affecting the business, assets, general affairs, management, financial position, prospects, stockholders’ equity or results of operations of the Company, otherwise than as set forth in the Disclosure Package, the effect of which, in any such case described in clause (i) or (ii) would, singularly or in the aggregate, reasonably be likely to result in a Material Adverse Effect or is, in the reasonable judgment of the Placement Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Shares on the terms and in the manner contemplated in the Disclosure Package.
          (e) Representations and Warranties; Covenants. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All covenants and agreements set forth in this Agreement to be performed on the part of the Company and all conditions set forth in this Agreement to be fulfilled or complied with by the Company at or prior to the Closing Date shall have been duly performed, fulfilled or complied with.
          (f) Opinions of Counsel to the Company. The Placement Agent shall have received from Manatt, Phelps & Phillips, LLP, counsel to the Company, or in-house counsel to the Company, such counsel’s written opinion, addressed to the Placement Agent and the

Investors and dated the Closing Date, in form and substance satisfactory to the Placement Agent and its counsel. Counsel to the Company shall also have furnished to the Placement Agent a written statement (“Negative Assurances”), addressed to each Placement Agent and dated the Closing Date, in form and substance satisfactory to the Placement Agent and its counsel. Such counsel may state that, insofar, as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company or its subsidiaries and certificates of public officials.
          (g) Accountant’s Comfort Letter. Concurrently with the execution and delivery of this Agreement, or, if the Company elects to rely on Rule 430A, on the date of the Prospectus, the Placement Agent shall have received a letter dated such date, (the “Comfort Letter”), addressed to the Placement Agent and in form and substance reasonably satisfactory to the Placement Agent and its counsel, from KPMG LLP, (i) confirming that they are independent public accountants with respect to the Company within the meaning of the Securities Act and the Rules and Regulations and (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Disclosure Package, as of a date not more than three days prior to the Closing Date), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings. At the Closing Date, the Accountants shall have furnished to the Placement Agent a letter, dated the date of its delivery, which shall confirm, on the basis of a review in accordance with the procedures set forth in the Comfort Letter, that nothing has come to their attention during the period from the date of the Comfort Letter referred to in the prior sentence to a date (specified in the letter) not more than three days prior to the Closing Date which would require any change in the Comfort Letter if it were required to be dated and delivered at the Closing Date.
          (h) Foreign Offerings. The Placement Agent shall have no obligation to offer or sell the Shares in any foreign jurisdiction, including Korea, unless and until all applicable laws and regulations are complied with, as well as relevant filings are made, in such foreign jurisdictions.
          (i) Officer’s Certificate. The Placement Agent shall have received on the Closing Date a certificate, addressed to the Placement Agent and dated the Closing Date, of the chief executive or chief operating officer and the chief financial officer or chief accounting officer of the Company to the effect that:
          (i) the representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (ii) all covenants and agreements set forth in this Agreement to be performed on the part of the Company and all conditions set forth in this Agreement to be fulfilled or complied with by the Company at or prior to the Closing Date shall have been duly performed, fulfilled or complied with in all material respects;
          (iii) except as set forth in the Prospectus, there has not been, subsequent to the date of the most recent audited financial statements included or incorporated by reference in the Disclosure Package, any material adverse change in the financial position or results of operations of the Company, or any change or development that, singularly or in the aggregate, would reasonably be likely to result in a Material Adverse Effect;
          (iv) no stop order suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof or the qualification of the Shares for offering or sale, nor suspending or preventing the use of the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus shall have been issued, and no proceedings for that purpose or pursuant to Section 8A under the Securities Act shall be pending or to their knowledge, threatened by the Commission or any state or regulatory body;
          (v) the Registration Statement and each amendment thereto, as of the date of this Agreement and as of the Closing Date, did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Disclosure Package, as of the date hereof and as of the Closing Date, any Issuer Free Writing Prospectus as of its date and as of the Closing Date, the Prospectus and each amendment or supplement thereto, as of the respective date thereof and as of the Closing Date, did not include any untrue statement of a material fact and did not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading; and
          (vi) no event has occurred as a result of which it is necessary to amend or supplement the Registration Statement, the Prospectus or the Disclosure Package in order to make the statements therein not untrue or misleading in any material respect.
          (j) the NASDAQ Global Market. The Shares shall have been listed and authorized for trading on the NASDAQ Global Market, and satisfactory evidence of such actions shall have been provided to the Placement Agent, which shall include verbal confirmations from a member of the NASDAQ staff.
          (k) No FINRA Objection. The Placement Agent shall have not have received any unresolved objection from the FINRA as to the fairness and reasonableness of the amount of compensation allowable or payable to the Placement Agent in connection with the issuance and sale of the Shares.

          (l) Subscription Agreement. The Company shall have entered into the Subscription Agreement with each of the Investors, and such agreement shall be in full force and effect on the Closing Date.
          (m) Compensation. On the Closing Date, the Placement Agent shall have received the Compensation and the reimbursement of its expenses all in accordance with the Engagement Letter.
          (n) Additional Documents. Prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates or documents as the Placement Agent shall have reasonably requested.
     All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agent.
     If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Placement Agent by written notice to the Company at any time prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 6, 8, 9 and 11 through 17 hereof shall at all times be effective and shall survive such termination.
     5. Indemnification and Contribution.
          (a) Indemnification of the Placement Agent. The Company agrees to indemnify, defend and hold harmless the Placement Agent, its directors and officers, any person who controls the Placement Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any losses, claims, damages, expenses or liabilities, joint or several, to which the Placement Agent or such persons may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, the common law or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or in any materials or information provided to Investors by, or with the approval of, the Company specifically for use in connection with the marketing of the offering and sale of the Common Stock (“Marketing Materials”), including any roadshow or investor presentations made to Investors by the Company (whether in person or electronically) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Placement Agent for any legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability, expense or action; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company contained herein; or (iii) in whole or in part upon any failure of the Company to perform its obligations hereunder or under law; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, expense, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus, or any such amendment or supplement, any Issuer Free Writing Prospectus or in any Marketing Materials, in reliance upon and in conformity with written information furnished to the Company by the Placement Agent, specifically for use in the preparation thereof, which information the parties hereto agree is limited to the Placement Agent’s Information.
          (b) Indemnification of the Company. The Placement Agent agrees to indemnify, defend and hold harmless the Company, each of its directors, each of its officers who sign the Registration Statement, and any person who controls the company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, against any losses, claims, damages, expenses or liabilities to which the Company or such persons may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, the common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Placement Agent), insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus, or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Placement Agent, specifically for use in the preparation thereof, which information the parties hereto agree is limited to the Placement Agent’s Information relating to the Placement Agent, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending against any such loss, claim, damage, liability or action; (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Placement Agent contained herein; or (iii) in whole or in part upon any failure of the Placement Agent to perform its obligations hereunder or under law. Notwithstanding the provisions of this Section 6(b), in no event shall any indemnity by the Placement Agent under this Section 6(b) exceed the total compensation received by the Placement Agent specifically relating to the offer and sale of the Shares in accordance with Section 1(b) hereof; provided, however, this limitation shall not apply for any losses, claims, damages, expenses or liabilities that arise out of or are based on any action of or failure to act by the Placement Agent to the extent such losses, claims, damages, expenses or liabilities are determined, by a final, non-appealable judgment by a court, to have resulted from the Placement Agent’s fraudulent act or intentional misconduct.
          (c) Notice and Procedures. If any action, suit or proceeding (each, a “Proceeding”) is brought against a person (an “Indemnified Party”) in respect of which indemnity may be sought against the Company or the Placement Agent (as applicable, the “Indemnifying Party”) pursuant to Subsection (a) or (b) above, respectively, of this Section 6, such Indemnified Party shall promptly notify such Indemnifying Party in writing of the institution of such Proceeding and such Indemnifying Party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party) and payment of all fees and expenses; provided, however, that the omission to so notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have to any Indemnified Party or otherwise, except to the extent the Indemnifying Party has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Subsection (a) or (b) above. The Indemnified Party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Proceeding, (ii) the Indemnifying Party shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or (iii) such Indemnified Party or parties shall have reasonably concluded upon written advice of counsel that there may be one or more legal defenses available to it or them which are different from, additional to or in conflict with those available to such Indemnifying Party (in which case such Indemnifying Party shall not have the right to direct that portion of the defense of such Proceeding on behalf of the Indemnified Party or parties, but such Indemnifying Party or parties may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party), in any of which events such reasonable fees and expenses shall be borne by such Indemnifying Party and paid as incurred (it being understood, however, that such Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the Indemnified Parties who are parties to such Proceeding). An Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent but, if settled with its written consent, such Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party or parties from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the second sentence of this Section 6(c), then the Indemnifying Party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such Indemnifying Party of the aforesaid request, (ii) such Indemnifying Party shall not have fully reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement and (iii) such Indemnified Party shall have given the Indemnifying Party at least 30 days’ prior notice of its intention to settle. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault or culpability or a failure to act by or on behalf of such Indemnified Party.

          (d) Contribution. If the indemnification provided for in this Section 6 is unavailable to an Indemnified Party under Subsections (a) or (b) of this Section 6 or insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages, liabilities or expenses referred to in Subsection (a) or (b) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party or parties on the one hand and the Indemnified Party or parties on the other from the offering and sale of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party or parties on the one hand and the Indemnified Party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agent on the other hand shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares (before deducting expenses) received by the Company bear to the discounts and commissions received by the Placement Agent. The relative fault of the Company on the one hand and the Placement Agent on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the Placement Agent, on the other hand, and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement, omission act or failure to act; provided that the parties hereto agree that the written information furnished to the Company by the Placement Agent for use in the Registration Statement or the Prospectus, or in any amendment or supplement thereto, consists solely of the Placement Agent’s Information relating to that Placement Agent; and provided, further, that contribution shall not be available to an Indemnified Party for any losses, claims, damages, expenses or liabilities that arise out of or are based on any action of or failure to act by such Indemnified Party to the extent such losses, claims, damages, expenses or liabilities are determined, by a final, non-appealable judgment by a court, to have resulted from such Indemnified Party’s fraudulent act or intentional misconduct.
          (e) Allocation. The Company and the Placement Agent agree that it would not be just and equitable if contribution pursuant to Section 6(d) above were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of Section 6(d) above. Notwithstanding the provisions of this Section 6(e), the Placement Agent shall not be required to contribute any amount in excess of the total Compensation received by the Placement Agent specifically relating to the offer and sale of the Shares in accordance with Section 1(b) less the amount of any damages which the Placement Agent has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement, omission or alleged omission, act or alleged act or failure to act or alleged failure to act. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

          (f) Representations and Agreements to Survive Delivery. The obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have. The indemnity and contribution agreements contained in this Section 6 and the covenants, agreements, warranties and representations of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Placement Agent, any person who controls the Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or any affiliate of the Placement Agent, or by or on behalf of the Company, its directors or officers or any person who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and (iii) the issuance and delivery of the Shares. The Company and the Placement Agent agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Company, against any of the Company’s officers or directors in connection with the issuance and sale of the Shares, or in connection with the Registration Statement, the Disclosure Package or the Prospectus.
     6. Information Furnished by Placement Agent. The Company acknowledges that the statements set forth in the paragraph under the heading “Plan of Distribution” in the Prospectus (the “Placement Agent’s Information”) constitute the only information relating to the Placement Agent furnished in writing to the Company by the Placement Agent.
     7. Termination. The Placement Agent shall have the right to terminate this Agreement by giving notice as hereinafter specified at any time at or prior to the Closing Date, without liability on the part of the Placement Agent to the Company, if (i) prior to delivery and payment for the Shares (A) trading in securities generally shall have been suspended on or by the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or in the over the counter market (each, a “Trading Market”), (B) trading in the Common Stock of the Company shall have been suspended on the NASDAQ Global Market, (C) a general moratorium on commercial banking activities shall have been declared by federal or New York state authorities or a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States, (D) there shall have occurred any outbreak or material escalation of hostilities or acts of terrorism involving the United States or there shall have been a declaration by the United States of a national emergency or war, (E) there shall have occurred any other calamity or crisis or any material change in general economic, political or financial conditions in the United States or elsewhere, if the effect of any such event specified in clause (D) or (E), in the reasonable judgment of the Placement Agent, is material and adverse and makes it impractical or inadvisable to proceed with the completion of the sale of and payment for the Shares on the Closing Date on the terms and in the manner contemplated by this Agreement, the Disclosure Package and the Prospectus, (ii) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Disclosure Package or incorporated by reference therein, there has been any Material Adverse Effect of the Company, (iii) the Company shall have failed, refused or been unable to comply with the terms or perform any agreement or obligation of this Agreement or any Subscription Agreement, other than by reason of a default by the Placement Agent, (iv) any condition of the Placement Agent’s obligations hereunder is not fulfilled, or (v) the Escrow Release Date shall not have occurred on or prior to November 15, 2010. The Company shall have the right to terminate this Agreement as any time by giving ten days prior written notice, in accordance with the Engagement Letter, at any time prior to the Closing Date. Any such termination by either the Company or the Placement Agent shall be without liability of any party to any other party except as set forth in the Engagement Letter and except that the provisions of Sections 6, 8, 9 and 11 through 17 hereof shall at all times be effective notwithstanding such termination.
     8. Notices. All statements, requests, notices and agreements hereunder shall be in writing or by facsimile, and:
          (a) if to the Placement Agent, shall be delivered or sent by mail, telex or facsimile transmission as follows:
Cappello Capital Corp.
100 Wilshire Boulevard
Suite 1200
Santa Monica, California 90401
Attn: Milton Hahn and Rob Deutschman
Facsimile: (310) 393-4838
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Suite 3500
555 West Fifth Street
Los Angeles, California 90013-1024
Attn: Henry Fields. Esq. & Jackie Liu, Esq.
Facsimile: (213) 892-5454
          (b) if to the Company shall be delivered or sent by mail, telex or facsimile transmission to:
Hanmi Financial Corporation
3660 Wilshire Boulevard
Penthouse A
Los Angeles, California 90010
Attn: Chief Executive Officer
Telephone No.: (213) 427-5631
Facsimile: (213) 384-0990
with a copy (which shall not constitute notice) to:
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attn: Gordon M. Bava, Esq. & Mark J. Kelson, Esq.
Facsimile: (310) 312-4224

     Any such statements, requests, notices or agreements shall be effective only upon receipt. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.
     9. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Placement Agent, the Company, and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person, except that (i) the indemnities of the Company contained in this Agreement shall also be for the benefit of the controlling persons, officers and directors and other persons referred to in Section 6(a) hereof and the indemnities of the Placement Agent shall also be for the benefit of the controlling persons, officers and directors and other persons referred to in Section 6(b) hereof and (ii) the Investors are relying on the representations made by the Company under, and are intended third party beneficiaries of, this Agreement. The term “successors and assigns” as herein used shall not include any purchaser of the Shares by reason merely of such purchase.
     10. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflicts of laws provisions thereof. Except as set forth below, no Proceeding may be commenced, prosecuted or continued in any court other than the courts of State of California located in the City and County of California or the United States District Court for the Southern District of California, which courts shall have jurisdiction over the adjudication of such matters, and the Company hereby consents to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Proceeding arising out of or in any way relating to this Agreement is brought by any third party against the Placement Agent. The Company hereby waives all right to trial by jury in any Proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.
     11. No Fiduciary Relationship. The Company hereby acknowledges and agrees that:
          (a) No Other Relationship. The Placement Agent has been retained solely to act as the exclusive placement agent in connection with the offering and sale of the Shares. The Company further acknowledges that the Placement Agent is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that the Placement Agent act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person in connection with any activity that the Placement Agent may undertake or has undertaken in furtherance of the offering and sale of the Shares, either before or after the date hereof. The Placement Agent hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect.
          (b) Absence of Obligation to Disclose. The Company has been advised that the Placement Agent and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Placement Agent has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and
          (c) Waiver. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Placement Agent with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions and agrees that the Placement Agent shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim to any person asserting a fiduciary duty claim on behalf of the Company, including stockholders, employees or creditors of the Company.
     12. Headings. The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.
     13. Amendments and Waivers. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     14. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart by facsimile or by e-mail delivery of a “.pdf” format data file shall be effective as delivery of a manually executed counterpart thereof.
     15. Entire Agreement. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
     16. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision hereof. If any section, paragraph, clause or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.
     17. Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

     If the foregoing is in accordance with your understanding of the agreement between the Company and the Placement Agent, kindly indicate your acceptance in the space provided for that purpose below.

Very truly yours, Hanmi Financial Corporation
By:	/s/ Joseph K. Rho
	Name:	Joseph K. Rho
	Title:	Chairman of the Board of Directors

Accepted as of the date first above written:
Cappello Capital Corp.

By:	/s/ Alexander L. Cappello
	Name:	Alexander L. Cappello
	Title:	Chairman and Chief Executive Officer

[Signature Page to Placement Agency Agreement]